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                                                                  EXHIBIT  10.19

                    FIRST AMENDMENT TO EXPLORATION AGREEMENT


         This First Amendment to Exploration Agreement ("Amendment") is made and entered into this the third day of November 1999, between THE HOUSTON EXPLORATION COMPANY, a Delaware corporation, of 1100 Louisiana Street, Suite 2000, Houston, Texas 77002 ("THEC") and KEYSPAN EXPLORATION AND PRODUCTION, L.L.C., a Delaware limited liability company, of One Metro Tech Centre, 18th Floor, Brooklyn, New York 11201 ("KE&P").

                              W I T N E S S E T H:

         A. THEC and KE&P have entered into that certain Exploration Agreement dated the 15th day of March 1999 between The Houston Exploration Company and KeySpan Exploration and Production, L.L.C. ("Exploration Agreement"); and

         B. THEC and KE&P desire to amend the Exploration Agreement as set forth in this Amendment.

         NOW, THEREFORE, for valuable consideration, THEC and KE&P agree as follows:

                                       I.

          Section 1.15 of the Exploration Agreement is amended so that the existing language becomes Section 1.15(a) and the following is inserted as
Section 1.15(b):

         1.15(b) KE&P's Quarterly Commitment. The sum of (a) 25 million dollars per calendar quarter during the Primary Term plus (b) that portion of prior quarters' Quarterly Commitments that have not been expended or committed for expenditure under this Agreement which sum shall be used to pay all costs attributable to to KE&P under this Agreement, including G and A Costs, during the relevant quarter.

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                                      II.

         Section 1.28 of the Agreement is deleted and the following new Section
1.28 is substituted therefor:

         1.28 Program Year. Each calendar year (or portion of a calendar year if the Primary Term ends at the end of any calendar quarter during such year other than December 31 of such year) during the Primary Term of this Agreement. A cost under this Agreement for purposes of Payout shall be attributable to the Program Year in which the first Exploratory Well is spudded on the Lease to which such cost relates. If an Exploratory Well is not spudded on a Lease during the Primary Term of this Agreement, the costs relating to such Lease shall be used in the calculation of Payout for the Program Year in which they were incurred. Net Proceeds shall be attributable to the Program Year in which the first Exploratory Well is spudded on the Lease to which such proceeds relate.

                                      III.

         Section 2.1 of the Agreement is deleted and the following new Section
2.1 is substituted therefor:

         2.1 Primary Term. This Agreement shall be for a primary term (the "Primary Term") commencing on January 1, 1999 ("Commencement Date") and ending on the earliest to occur of the following:

                  (a)      December 31, 2001;

                  (b) the end of any calendar quarter if either party notifies the other party in writing on or before thirty (30) days before the end of such quarter of its election to terminate the Primary Term at the end of such quarter; or
                  (c)      the mutual agreement of the parties.

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                                      IV.

         Section 5.1 of the Agreement is deleted and the following new Section
5.1 is substituted therefor:

         5.1 Allocation of IDCs. Subject to Section 5.4, during each year of the Primary Term, KE&P shall pay one hundred percent (100%) of all Intangible Costs attributable to THEC's Original Working Interests in the Leases until KE&P has paid Intangible Costs for such year totaling 20.725 million dollars and, thereafter during such year KE&P shall pay fifty one and seventy five one hundredths percent (51.75%) of all Intangible Costs attributable to THEC's Original Working Interests in the Leases and THEC shall pay forty eight and twenty five one hundredths percent (48.25%) of all Intangible Costs attributable to THEC's Original Working Interest in the Leases. If during any of such years, one hundred percent (100%) of the Intangible Costs attributable to THEC's Original Working Interests in the Leases are less than 20.725 million dollars, the shortage shall be added to the following year and KE&P shall pay during such following year one hundred percent (100%) of all Intangible Costs attributable to THEC's Original Working Interests in the Leases until KE&P has paid Intangible Costs for such year totaling 20.725 million dollars plus the shortage from the preceding year(s); provided that, during the first calendar quarter of the 2000 Program Year, KE&P's obligation to pay one hundred percent (100%) of such Intangible Costs shall be limited to 5.18 million dollars and, further provided, if the Primary Term ends on March 31, 2000 KE&P's obligation to pay one hundred percent (100%) of Intangible Costs shall terminate. Subject to the preceding sentence, during the Secondary Term, KE&P shall pay all Intangible Costs attributable to THEC's Original Working Interest in the Leases until such shortage from the Primary Term, if any, is


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expended and thereafter shall pay fifty one and seventy five one hundredths percent (51.75%) of all Intangible Costs attributable to THEC's Original Working Interest in the Leases and THEC shall pay forty eight and twenty five one hundredths percent (48.25%) of all Intangible Costs attributable to THEC's Original Working Interest in the Leases; provided that, KE&P shall have no obligation to pay Intangible Costs to the extent such costs relate to a Lease reassigned to THEC under Section 6.5 and such costs accrue after such reassignment.

                                       V.

         Section 5.3 of the Agreement is deleted and the following new Section
5.3 is substituted therefor:

         5.3 Allocation of Remaining Costs. Subject to Section 5.4 and 5.8, during the Primary Term and the Secondary Term, KE&P shall pay forty five percent (45%) of all Drilling Costs, Development Costs, Seismic Costs, Leasehold Costs, Abandonment Costs and Operating Costs attributable to THEC's Original Working Interest in the Leases and THEC shall pay fifty five percent (55%) of all Drilling Costs, Development Costs, Seismic Costs, Leasehold Costs, Abandonment Costs and Operating Costs attributable to THEC's Original Working Interest in the Leases; provided that, KE&P shall have no obligation to pay any of such costs to the extent such costs relate to a Lease reassigned to THEC under Section 6.5 and such costs accrue after such reassignment.

                                      VI.

         Section 5.4 of the Agreement is amended so that the existing language becomes Section 5.4A and the following is inserted as 5.4B:


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         5.4B Primary Term Commitment. Notwithstanding the foregoing Section
5.4A, for the period commencing January 1, 2000, this Section 5.4B shall apply prospectively in lieu of Section 5.4A. KE&P's obligation to pay the costs specified in Sections 5.1 to 5.3 incurred during any quarter of the Primary Term is limited to KE&P's Quarterly Commitment subject to the following:

         (a) If THEC determines that the allocation to KE&P of its share of the Drilling Costs and Intangible Costs of the first Exploratory Well on a Lease will result in KE&P's Quarterly Commitment being exceeded, THEC shall notify KE&P in writing of such fact prior to commencing such Well. Within fifteen (15) days (or such lesser period specified in the notice if the proposed spud date of such Well is less than thirty (30) days from the date of such notice) after receiving such notice, KE&P shall notify THEC in writing whether or not it approves such Well. If KE&P approves such Well, KE&P's share of the Drilling Costs and Intangible Costs of such Well shall be deemed "Excess
Costs" and, to the extent the Excess Costs result in KE&P's Quarterly Commitment being exceeded, such commitment shall be increased accordingly for such quarter. If KE&P does not approve such Well or fails to notify THEC of its decision, KE&P shall forfeit its interests in such Well and the Lease on which it is located.

         (b) Except as provided in Section 5.4(a), if KE&P is not obligated to pay a portion of its share of the costs specified in Sections 5.1 to 5.3 during any quarter of the Primary Term, because its share exceeds in whole or in part KE&P's Quarterly Commitment, and THEC pays such costs, KE&P shall reimburse THEC for such costs out of KE&P's Quarterly Commitment for the following quarter on or before thirty days after the end of the


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quarter in which THEC paid such costs or, if the Primary Term has ended, THEC shall receive KE&P's share of Net Proceeds from all Wells drilled under this Agreement until such time as THEC has received a sum of money (exclusive of all Burdens, Marketing Costs and Taxes) out of such share equal to KE&P's share of costs which were paid by THEC, provided, however, that the amount to be paid by KE&P as contemplated above shall not exceed twenty percent (20%) of KE&P's Quarterly Commitment without its written consent.

         (c) KE&P's Quarterly Commitment shall first be applied to G and A Costs, Seismic Costs, Leasehold Costs and Operating Costs and the remainder to the Intangible Costs, Drilling Costs, Development Costs and Abandonment Costs.

         (d) All Drilling Costs, Intangible Costs and Development Costs for purposes of applying the limitations of KE&P's Quarterly Commitment shall, at the election of THEC, be deemed to have been incurred entirely on the date THEC submits to KE&P the information set forth in Section 7.3 relating to the applicable operation or the date of the AFE relating to the expenditure of such costs, rather than on the dates such costs are actually incurred.

         (e) Such portion of KE&P's Yearly Commitment for the year 1999 not expended or committed for expenditure by December 31, 1999 shall be available for use during the Primary Term only for Development Costs and Intangible Costs related to Development Operations on Leases on which the first Exploratory Well was spudded during the 1999 Program Year.

         (f) Such portion of KE&P's Quarterly Commitment, for any calendar quarter, not

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expended or committed for expenditure by the last day of such quarter shall be available for use in subsequent quarters during the Primary Term only for Development Costs and Intangible Costs related to Development Operations on Leases on which the first Exploratory Well was spudded during the quarter to which the unused portion of the quarterly Commitment relates, or any previous quarter, including the 1999 Program Year.

                                      VII.

         Section 10.4 of the Exploration Agreement is amended so that the existing language becomes Section 10.4(a) and the following is inserted as
Section 10.4(b):

         10.4(b) Budgets. Notwithstanding the foregoing Section 10.4(a), for the period commencing January 1, 2000, this Section 10.4(b) shall apply prospectively in lieu of Section 10.4(a). THEC shall submit quarterly to the Management Committee THEC's Program Budget and a quarterly budget setting forth the anticipated financial requirements of KE&P under this Agreement. Such budgets for the first quarter of the year 2000 shall be submitted on or before January 1, 2000 and the budgets for the following quarters during the terms on or before the first day of such quarters.

         Except as herein amended, the parties do hereby ratify and confirm the Exploration Agreement.

         Executed on the day set forth above, but to be effective as of January 1, 2000.


                                       THE HOUSTON EXPLORATION COMPANY


                                       By:  /s/ James Westmoreland
                                           ----------------------------------
                                           James Westmoreland, Vice President



                                       KEYSPAN EXPLORATION AND
                                         PRODUCTION, L.L.C.


                                       By: /s/ Zain Mirza
                                           -----------------------------------
                                           Zain Mirza, Vice President


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